Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

APEXTALK HOLDINGS, INC.

a Delaware Corporation

and

APEXTALK, INC.

a California Corporation

and

GLOBAL APEX HOLDINGS, INC.

a Delaware Corporation

and

GLOBAL APEX, INC.

a California Corporation

and

SHAREHOLDERS OF APEXTALK HOLDINGS, INC. LISTED ON EXHIBIT A

and

PURCHASERS LISTED ON EXHIBIT B

Dated December 14, 2009

AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made and entered into on this 17th day of November, 2009, is by and among, Apextalk Holdings, Inc. (the “Company”), a Delaware corporation, having its principal place of business at 637 Howard Street, San Francisco, CA 94105; Apextalk, Inc., a California corporation and a wholly owned subsidiary of the Company; Global Apex Holdings, Inc., a Delaware corporation; each of the shareholders of the Company whose names are set forth on Exhibit A (Collectively, “Shareholders,” and individually, “Shareholder”), and Global Apex, Inc., a California corporation, each of the Purchasers whose names are set forth on Exhibit B hereto (collectively, “Purchasers,” and individually, “Purchaser”). All parties to this Agreement are hereinafter sometimes individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, effective November 12, 2009, the Company executed a 20 for 1 reverse stock split (the “Split”) on its issued and outstanding common stock as of the date thereof;

WHEREAS, prior to the effectiveness of the Split, the Company had 9,194,110 shares of common stock issued and outstanding, and as a result of the Split, the issued and outstanding common shares of the Company were reduced to 459,706 shares.

WHEREAS, the Shareholders desire to sell and the Purchasers desire to purchase 90% of the issued and outstanding common stock of the Company at a purchase price of $0.724 per share for an aggregate price of Three Hundred Thousand Dollars ($300,000).

The Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF COMMON STOCK

Section 1.01    Purchase and Sale of Common Stock. Upon the following terms and conditions, the Shareholders agree to transfer and sell to the Purchasers, and the Purchasers shall purchase from the Shareholders an aggregate of 413,736 shares of the common stock representing approximately 90% of the Company’s currently outstanding shares of common stock (the “Common Shares”) at a purchase price per share of $0.724 for an aggregate purchase price of Three Hundred Thousand Dollars ($300,000) (the “Purchase Price”). Among the Common Shares, 73,000 shares (the “Registered Common Shares”) have been registered under the Securities Act of 1933, amended, and the remaining 386,706 shares (the “Restricted Common Shares”) have not been registered under the Securities Act or any state securities laws.  Each Purchaser shall purchase the number of Registered Common Shares and Restricted Common Shares set forth opposite their respective names on Exhibit B. The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the U.S. Securities Act of 1933, as amended, and the Regulation D promulgated under Section 4(2) of the Securities Act, and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

     Section 1.02        Closing.  The Closing under this Agreement (the “Closing”) shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726 upon the completion of the terms and conditions set forth herein (the “Closing Date).

  Section 1.03   Payment Terms. The Purchasers shall deposit a total purchase price of $300,000 into the escrow account of Anslow & Jaclin, LLP (the “Escrow Agent”) on or before the Closing Date. Each Purchaser shall contribute to the Purchase Price, the dollar amount as set forth opposite their respective names in Exhibit B.

     Section 1.04    Spin-Out of Apextalk, Inc. and Additional Consideration.

(a) Current Company management will form a company (“Global Apex Holdings, Inc.”) whose shareholders are identical to that of the Company and a subsidiary company Global Apex, Inc. Pursuant to the Transaction and as additional consideration to the Shareholders, the parties hereby agree that the Company will transfer 70% of its equity interest in Apextalk, Inc. to Global Apex, Inc. (the “Subsidiary Shares”).   The Company shall retain the remaining 30% equity interest in Apextalk, Inc.

(b) As additional consideration to the Shareholders, the Company agrees that Global Apex Holdings shall receive cash of $30,000, for each $1,000,000 investment made into the Company from outside investors, of up to $4,000,000 in the aggregate.  This right shall survive for a one year period following the close of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers as follows, as of the date hereof (or other applicable date as stated in this Section 2.1) and the Closing Date, except as set forth on the Company Disclosure Schedules attached hereto with each numbered Schedule corresponding to the section number herein:

Section 2.01    Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Company does not have any Subsidiaries (as defined in Section 2.6) or own securities of any kind in any other entity except as set forth on Schedule 2.6 hereto. The Company and each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any effect on the business, results of operations, assets or condition (financial or otherwise) of the Company that is material and adverse to the Company and its Subsidiaries (as hereafter defined) taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company from entering into and performing any of its obligations under the Transaction Documents (as defined below) in any material respect; provided, however, that Material Adverse Effect shall not be deemed to include: (i) changes in applicable law or (ii) any effect resulting from the public announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 2.02    Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement by and among the Company, the Shareholders and the Purchasers. The execution, delivery and performance of the Agreement by the Company and the consummation by it of the transaction contemplated hereunder have been duly and validly authorized by all necessary corporate action, and, except as set forth on Schedule 2.02, no further consent or authorization of the Company, its board of directors or shareholder  is required. When executed and delivered by the Company, the Agreement constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by federal or state securities laws and except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 2.03    Capitalization. The Company is authorized to issue 1,000,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”). As of the date hereof, there are 459,706 shares of Common Stock and no shares of preferred stock issued and outstanding. All of the outstanding shares of the Common Stock have been duly and validly authorized and validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act, or pursuant to valid exemptions therefrom. Except as disclosed in the Schedule 2.03, there are not  other bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having right to the vote (“Voting Company Debt”). Except as disclosed in the Schedule 2.03, there are not other options, warrants, rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which any of them is bound (a) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in the Company or any Voting Company Debt, (b) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

Section 2.04    No Conflicts. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transaction contemplated hereby do not and will not (i) violate any provision of the Company's certificate of incorporation (the “Certificate of Incorporation”) or bylaws (the “Bylaws”), each as amended to date, or any Subsidiary's comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries' respective properties or assets are bound, or (iii) result in a violation of any federal, state or local statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws) above, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Agreement or issue and sell the securities in accordance with the terms hereof.

Section 2.05    Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and, except as disclosed on Schedule 2.5 hereto, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act, including pursuant to Sections 13, 14 or 15(d) thereof (all of the foregoing and all exhibits included therein and financial statement and schedules thereto, including filings incorporated by reference therein being referred to herein as the “Commission Documents”). At the times of their respective filings, the Form 10-Qs for the fiscal quarter ended March 31, 2009 and June 30, 2009 (the “Form 10Qs”) and the Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and, to the Knowledge of the Company, the Form 10-Qs and Form 10-K at the time of their respective filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the Notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

 Section 2.06    Subsidiaries. The Commission Documents or Schedule 2.6 hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such Subsidiary. For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Commission Documents, there is no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto or in the Commission Documents. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary is party to, nor has any Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.

Section 2.07    No Material Adverse Change. Since June 30, 2009, the Company has not experienced or suffered any Material Adverse Effect, except as disclosed in the Commission Documents or on Schedule 2.07 hereto.

Section 2.08    No Undisclosed Liabilities. Except as disclosed in the Commission Documents or on Schedule 2.8 hereto, since June 30, 2009, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any Subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company's or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Since June 30, 2008, except as disclosed in Commission Documents or on Schedule 2.08 hereto, none of the Company or any of its Subsidiaries has participated in any transaction material to the condition of the Company which is outside of the ordinary course of its business.

Section 2.09    No Undisclosed Events or Circumstances. Since December 31, 2008, except as disclosed in the Commission Documents or on Schedule 2.9 hereto, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect.

Section 2.10    Indebtedness. The Commission Documents or Schedule 2.10 hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $5,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of liabilities for borrowed money of others in excess of $5,000, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

Section 2.11   Title to Assets. Each of the Company and the Subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents that is material to the business of the Company, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for those indicated in the Commission Documents or on Schedule 2.11 hereto or such that, individually or in the aggregate, do not cause a Material Adverse Effect, and except for Permitted Liens. All such leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect in all material respects. “Permitted Liens” means (i) statutory liens for taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like liens, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vi) any other encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset, (vii) liens resulting from a filing by a lessor as a precautionary filing for a true lease, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds another obligations of a like nature incurred in the ordinary course of business, (ix) vendor’s liens to secure payment, or (x) rights or claims of customers or tenants under licenses or leases.

Section 2.12    Actions Pending. Except as set forth in the Commission Documents or on Schedule 2.12 hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents or on Schedule 2.12 hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the Knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or any Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 2.13    Compliance with Law. The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or on Schedule 2.13 hereto or such that, individually or in the aggregate, the noncompliance therewith would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 2.14    Taxes. Except as set forth in the Commission Documents or on Schedule 2.14 hereto, and except for matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, the Company and each of the Subsidiaries has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable. Except as disclosed on Schedule 2.14 hereto, none of the federal income tax returns of the Company or any Subsidiary has been audited by the Internal Revenue Service. The Company has no Knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

Section 2.15   Certain Fees. Except as set forth on Schedule 2.15 hereto, the Company has not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the Transaction Documents.

Section 2.16   Disclosure. Neither this Agreement or the Schedules hereto nor any other documents, certificates or instruments furnished to the Purchasers by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 2.17   Operation of Business. The Company and each of the Subsidiaries owns or possesses the rights to use all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted, which the failure to so have would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, neither the Company nor any Subsidiary has received written notice that the intellectual property rights used by the Company or any Subsidiary, and necessary for their respective business, violates or infringes upon the rights of any third party.

Section 2.18   Environmental Compliance. Except as disclosed in the Commission Documents or on Schedule 2.18 hereto, the Company and each of its Subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws, except where failure to obtain such material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations would not individually or in the aggregate have a Material Adverse Effect. “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except as set forth in the Commission Documents or on Schedule 2.18 hereto, the Company has all necessary governmental approvals required under all Environmental Laws and used in its business or in the business of any of its Subsidiaries, except for such instances as would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the Commission Documents, the Company and each of its Subsidiaries are also in compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws, except where failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the Commission Documents or for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or would be reasonably likely to violate any Environmental Law after the Closing or that would be reasonably likely to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including, without limitation, underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 2.19   Books and Records; Internal Accounting Controls. The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Schedule 2.17 hereto or in the Commission Documents, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to materially and adversely affect the Company’s ability to record, process, summarize and report financial information, and there is no fraud, whether or not material, that involves management or, to the Knowledge of the Company, other employees who have a significant role in the Company’s internal controls and the Company has provided to the Purchaser copies of any written materials relating to the foregoing.

Section 2.20   Material Agreements. Except as set forth in the Commission Documents or on Schedule 2.20 hereto, or as would not be reasonably likely to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission (the “Material Agreements”), (ii) neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement and, (iii) to the Company's Knowledge, neither the Company nor any of its Subsidiaries is in default under any material provision of any Material Agreement.

Section 2.21   Securities Act of 1933.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Common Stock or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Common Stock under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Common Stock.

Section 2.22   Governmental Approvals. Except as set forth on Schedule 2.22 hereto or disclosed in the Commission Documents, and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Securities, or for the performance by the Company of its obligations under the Agreement except for such authorizations, consents, approvals, licenses, exemptions, filings or registrations the Company’s failure of which to obtain would not, individually or in the aggregate, constitute a Material Adverse Effect.

Section 2.23   Employees. Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 2.23 hereto or disclosed in the Commission Documents. Except as set forth on Schedule 2.23 hereto or disclosed in the Commission Documents, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed. Since December 31, 2008, no officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated, or indicated to the Company his or her intent to terminate, his or her employment or engagement with the Company or any Subsidiary.

Section 2.24   Labor Relations. Except as set forth in the Commission Documents or as could not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice, (ii) there is no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or contract.

Section 2.25   Absence of Certain Developments. Except as disclosed in the Commission Documents or on Schedule 2.25 hereto, since June 30, 2009, neither the Company nor any Subsidiary has:

(i) issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto other than under the Company’s stock option plan(s) and otherwise in the ordinary course of business;

(ii) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company’s or such Subsidiary’s business;

(iii) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than Permitted Liens and current liabilities paid in the ordinary course of business;

(iv) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock other than under any equity incentive plans of the Company;

(v) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business;

(vi) sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights necessary for the conduct of its business as presently conducted;

 (vii) suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business;

(viii) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix) made capital expenditures or commitments there for that aggregate in excess of $10,000;

 (x) made charitable contributions or pledges in excess of $10,000;

(xi) experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xii) entered into an agreement, written or otherwise, to take any of the foregoing actions.

Section 2.26   Public Utility Holding Company Act and Investment Company Act Status. The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon the Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.27   ERISA. Except as set forth in the Commission Documents, no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries. The execution and delivery of this Agreement and the issuance and sale of the Securities will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchasers, or any person or entity that owns a beneficial interest in any of the Purchasers, is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a

“party in interest” (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 2.1(cc), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

Section 2.28   Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereby and the Company shall not be excused from performance of its obligations to any Purchaser hereby as a result of nonperformance or breach by any other Purchaser. The Company acknowledges that the decision of each Purchaser to purchase Securities pursuant to this Agreement has been made by such Purchaser independently of any other purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its Subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser. The Company acknowledges that nothing contained herein and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III
REPRESENTATIONS, COVENANTS AND WARRANTIES OF
THE PURCHASERS

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company and the Shareholders as follows.

Section 3.01   Power and Authority. Each Purchaser has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform the Purchaser’s obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof.

Section 3.02   No Conflicts.  The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Purchaser and (c) will not violate or breach any contractual obligation to which the Purchaser is a party.

Section 3.03   Finder’s Fee.  The Purchaser represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transaction contemplated hereunder.

Section 3.04    Purchase Entirely for Own Account. The Common Shares proposed to be purchased by the Purchaser hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling or otherwise distributing the Common Shares, except in compliance with applicable securities laws.

Section 3.05    Sophistication.  The Purchaser is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in the Company.

Section 3.06    Legends.
The Purchaser hereby agrees with the Company that the stock certificate(s) of Restricted Common Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 3.07    Additional Legend; Consent. Additionally, the stock certificate(s) of Restricted Common Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of Restricted Common Shares in order to implement the restrictions on transfer of the Restricted Common Shares.

Section 3.08    No Shorting. No Purchaser has engaged in any short sales of any securities of the Company or instructed any third parties to engage in any short sales of securities of the Company on its behalf prior to the Closing Date. Each Purchaser covenants and agrees that it will not be in a net short position with respect to the shares of Common Stock issued or issuable to it.

ARTICLE IV
REPRESENTATIONS, COVENANTS AND WARRANTIES OF
THE SHAREHOLDERS

Each Shareholder hereby represents and warrants, severally and not jointly, to the Purchasers as follows.

Section 4.01    Good Title.
The Shareholder is the record and beneficial owner, and has good title to its Common Stock, with the right and authority to sell and deliver such Common Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated, the Purchaser(s) will receive good title to such Common Stock, free and clear of all liens.

Section 4.02    Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transaction contemplated hereunder, and to perform the Shareholder’s obligations under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

Section 4.03    No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Section 4.04   Finder’s Fee.  The Shareholder represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transaction hereunder.

ARTICLE V
COVENANTS

The Company covenants with each Purchaser as follows, which covenants are for the benefit of each Purchaser and their respective permitted assignees.

Section 5.01    Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations, of the transaction contemplated hereunder and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Common Shares to the Purchasers, or their respective subsequent holders.

Section 5.02    Registration and Listing. The Company shall use commercially reasonable efforts to (i) cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, (ii) to comply in all respects with its reporting and filing obligations under the Exchange Act, (iii) to comply with all requirements related to any registration statement filed pursuant to this Agreement, and (iv) to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will use commercially reasonable efforts to continue the listing or trading of its Common Stock on the OTC Bulletin Board or any successor market. Subject to the terms of the Transaction Documents, the Company further covenants that it will take such further action as the Purchasers may reasonably request, all to the extent required from time to time to enable the Purchasers to sell the Restricted Common Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act. Upon the request of the Purchasers, the Company shall deliver to the Purchasers a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 5.03    Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Common Shares or shall beneficially own any Common Stock, for purposes reasonably related to such Purchaser's interests as a stockholder to examine and make reasonable copies of the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any Subsidiary, and to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, consultants, directors, and key employees.

Section 5.04    Compliance with Laws. The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

Section 5.05    Keeping of Records and Books of Account. The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries.

Section 5.06    Reporting Requirements. If the Company ceases to file its periodic reports with the Commission, or if the Commission ceases making these periodic reports available via the Internet without charge, then the Company shall, promptly after filing with the Commission, furnish the following to each Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Securities or shall beneficially own Shares or Warrant Shares:

(a) Quarterly Reports filed with the Commission on Form 10-Q;

(b) Annual Reports filed with the Commission on Form 10-K; and

(c) Copies of all notices, information and proxy statements in connection with any meetings, that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 5.07    Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company or any Subsidiary to perform its material obligations hereunder.

Section 5.08    No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities being offered or sold hereunder) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act.

                 Section 5.09    Designation of New Directors.  Effective as of the Closing Date, and subject to applicable regulatory requirements, George Ma, Tony Lee, Spencer Luo, Micky Siu, Chuck Hong Wong, Patrick Chu, Edward Seo and William Ng shall resign from the board of directors of the Company and Zhuanda Zeng and Hui Liu shall be appointed to the board of the Company.

Section 5.10   Designation of New Officers.  Effective as of the Closing Date, Tony Lee, Spencer Luo, Cheuk Hong Wong, Edward Seo, and Micky Siu shall resign from each officer position held at the Company, and Hui Liu and Shan Liu shall be appointed as the Chief Executive Officer and Chief Financial Officer, respectively.

ARTICLE VI
CONDITIONS

Section 6.01    Conditions Precedent to the Obligation of the Company and the Shareholders. The obligations hereunder of the Company and the Shareholders  at each Closing Date is subject to the satisfaction or waiver, at or before such Closing, of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company and Shareholders at any time in its sole discretion.

(a)    Accuracy of the Purchasers’ Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date, as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date.

(b)    Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

 (c)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)    Delivery of Purchase Price. The Purchasers shall have delivered to the Company the applicable purchase price for the Common Shares to be purchased by each Purchaser.

Section 6.02    Conditions Precedent to the Obligation of the Purchasers. The obligation hereunder of each Purchaser to purchase the Common Shares consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before each Closing Date, of each of the conditions set forth below. These conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a)    Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company and the Shareholders in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date.

(b)    Performance by the Company and Shareholders. The Company and the Shareholders shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)    No Suspension, Etc. Trading in the Common Stock shall not have been suspended by the Commission or the OTC Bulletin Board (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets (“Bloomberg”) shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by Bloomberg, or on the New York Stock Exchange, nor shall a banking moratorium have been declared either by the United States or New York State authorities.

(d)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(e)    No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(f)    Opinion of Counsel. The Purchasers shall have received an opinion of counsel to the Company, dated the date of such Closing, substantially in the form of Exhibit C hereto, with such exceptions and limitations as shall be reasonably acceptable to counsel to the Purchasers.

      (g)    Share Certificates. At or prior to the Closing, the Shareholders shall have delivered to the Purchasers certificates representing the Common Shares (in such denominations as each Purchaser may request) executed by the Company, in each case, being acquired by the Purchasers at such Closing.

(h)    Secretary's Certificate. The Company shall have delivered to the Purchasers a secretary's certificate, dated as of the Closing Date, as to (i) the resolution(s) adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Certificate of Incorporation (iii) the Bylaws, each as in effect at such Closing, and (iv) the authority and incumbency of the officers of the Company executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(i)    Officer's Certificate. On the Closing Date, the Company shall have delivered to the Purchasers a certificate signed by an executive officer on behalf of the Company, dated as of the Closing Date, confirming the accuracy of the Company's representations, warranties and its compliance with covenants as of the Closing Date and confirming the compliance by the Company with the conditions precedent set forth in paragraphs (b)-(e) of this Section 6.2 as of the Closing Date (provided that, with respect to the matters in paragraphs (d) and (e) of this Section 6.2, such confirmation shall be based on the Knowledge of the Company).

 (j)    Material Adverse Effect. No Material Adverse Effect shall have occurred at or before the Closing Date.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Company and Shareholder Indemnity. The Company and the Shareholders agree, severally and jointly,  to indemnify and hold harmless the Purchasers (and their respective directors, officers, affiliates, agents, successors and assigns) (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) (“Damages”) incurred by the Purchaser Indemnified Parties as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein; provided, however, that the Company shall not be liable under this Section 7.1 to a Purchaser Indemnified Party to the extent that such Damages resulted or arose from the breach by a Purchaser Indemnified Party of any representation, warranty, covenant or agreement of a Purchaser Indemnified Party contained in the Transaction Documents or the gross negligence, recklessness, willful misconduct or bad faith of a Purchaser Indemnified Party.

Section 7.02    Indemnification Procedure. Any party entitled to indemnification under this Article VII (an “indemnified party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VII except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim (in which case the indemnifying party shall be responsible for the reasonable fees and expenses of one separate counsel for the indemnified parties), to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will not contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent which shall not be unreasonably withheld. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VIII

MISCELLANEOUS

Section 8.01    Brokers.  The Company, Shareholders and Purchasers agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Company, Shareholder and Purchaser each agree to indemnify each other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02    Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Wilmington, Delaware without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03    Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Apextalk Holdings, Inc. to:

Apextalk Holdings, Inc.
Attn.:Tony Lee
637 Howard Street
San Francisco, CA 94105
Tel.: (415) 462 0901

With copies (which shall not constitute notice) to:

Anslow & Jaclin, LLP
Attn.: Kristina Trauger, Esq.
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel.: 732-409-1212

If to the Shareholder, to:

At the address of such Shareholders set forth on Exhibit A to this Agreement

If to the Purchaser, to

At the address of such Shareholders set forth on Exhibit B to this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04    Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05   Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06   Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.07   Expenses.  Subject to Section 8.04 above, whether or not the transaction is consummated, each of Party will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.08   Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.09   Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.10   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.11   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.12   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Apextalk Holding, Inc.

By:	/s/ Tony Lee
Name: Tony Lee
Title: Chief Executive Officer

Apextalk, Inc.

By:	/s/ Tony Lee
Name: Tony Lee
Title: Chief Executive Officer

Global Apex Holdings, Inc.

By:	/s/ Tony Lee
Name: Tony Lee
Title: Chief Executive Officer

Global Apex, Inc.

By:	/s/ Tony Lee
Name: Tony Lee
Title: Chief Executive Officer

Shareholders

	Name	Signature	Date
1	Eric Au	/s/ Eric Au
2	Peter J. Qiang Lu	/s/ Peter J. Qiang Lu
3	Jeffrey H Zeng	/s/ Jeffrey H Zeng
4	Da Ming Liu	/s/ Da Ming Liu
5	Kanffee Chan	/s/ Kanffee Chan
6	Jian Yun Liu	/s/ Jian Yun Liu
7	K & K Machinery, Inc	/s/ K & K Machinery, Inc
8	Sam & Associates	/s/ Sam & Associates
9	Philip Tan	/s/ Philip Tan
10	Wellson Cheung	/s/ Wellson Cheung
11	Elizabeth Aberra	/s/ Elizabeth Aberra
12	Wai Lap Mark/Yanhong Zhen	/s/ Wai Lap Mark/Yanhong Zhen
13	Wai Lap Mark	/s/ Wai Lap Mark
14	Gregory Hui	/s/ Gregory Hui
15	Albert T. Lew	/s/ Albert T. Lew
16	Fontaine & Truman Corp	/s/ Fontaine & Truman Corp
17	Hyung Hwe Huh	/s/ Hyung Hwe Huh
18	Bum Yong Park	/s/ Bum Yong Park
19	Beom Shik Park	/s/ Beom Shik Park
20	Myoung Hwan Kim	/s/ Myoung Hwan Kim
21	Yeong Cheol Seo	/s/ Yeong Cheol Seo
22	Kyung Woo Seo	/s/ Kyung Woo Seo
23	Yong Woo Seo	/s/ Yong Woo Seo
24	Bairong Liang	/s/ Bairong Liang
25	Helam Wan Luk	/s/ Helam Wan Luk
26	Philip Y. K. Chan	/s/ Philip Y. K. Chan
27	Sze Wai Chan	/s/ Sze Wai Chan
28	Ken Li	/s/ Ken Li
29	Equipment & Machining Corp	/s/ Equipment & Machining Corp
30	Jason J Law	/s/ Jason J Law
31	Joanne Luo	/s/ Joanne Luo
32	Jennie Yu	/s/ Jennie Yu
33	Yangguang Jiang	/s/ Yangguang Jiang
34	TLMS International	/s/ TLMS International
35	Spencer Luo	/s/ Spencer Luo
36	Global Talker, Inc.	/s/ Global Talker, Inc.
37	Apex Telecom, Inc.	/s/ Apex Telecom, Inc.
38	George Ma	/s/ George Ma
39	Cheuk Hong Wong	/s/ Cheuk Hong Wong
40	Steve Y. Chen	/s/ Steve Y. Chen
41	Justin Luo	/s/ Justin Luo

42	Drina C. Yue	/s/ Drina C. Yue
43	Helam Wan Luk	/s/Helam Wan Luk
44	Vennie Kwok Tam	/s/ Vennie Kwok Tam
45	May Shum	/s/ May Shum
46	Chung Y. Hwang	/s/ Chung Y. Hwang
47	Tak Man Ng	/s/Tak Man Ng

                   Purchasers
Name	Signature
LeShan Xie	/s/ LeShan Xie
WeiBin Zhong	/s/ WeiBin Zhong
Hui Liu	/s/ Hui Liu
ZhuanDa Zeng	/s/ ZhuanDa Zeng
Yu Chen	/s/ Yu Chen